Exhibit 4.1

[FORM OF SENIOR CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

A123 SYSTEMS, INC.

SENIOR CONVERTIBLE NOTE

Issuance Date: May [ ], 2012	Original Principal Amount: U.S. $[ ]

FOR VALUE RECEIVED, A123 Systems, Inc., a Delaware corporation (the “Company”), hereby promises to pay to [BUYER] or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), on any Installment Date with respect to the Installment Amount due on such Installment Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), any Installment Date, the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”).  Certain capitalized terms used herein are defined in Section 30.

(1)                                 PAYMENTS OF PRINCIPAL; PREPAYMENT.  On each Installment Date (which includes the Maturity Date), the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 8.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest.  The “Maturity Date” shall be July 15, 2013, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.  Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal or accrued and unpaid Interest, if any.

(2)                                 INTEREST; INTEREST RATE.

(a)         Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on the first (1st) and fifteenth (15th) day of each calendar month after the Issuance Date or, if any such date falls on a Holiday, the next day that is not a Holiday (each, an “Interest Date”) with the first (1st) Interest Date being July 1, 2012.  Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in shares of Common Stock (“Interest Shares”) so long as there has been no Equity Conditions Failure; provided, however, that the Company may, at its option following notice to the Holder, pay Interest on any Interest Date in cash (“Cash Interest”) or in a combination of Cash Interest and Interest Shares.  The Company shall deliver a written notice (each, an “Interest Election Notice”) to each holder of the Notes on or prior to the applicable Interest Notice Due Date (the date such notice is delivered to all of the holders of Notes, the “Interest Notice Date”) which notice (i) either (A) confirms that Interest to be paid on such Interest Date shall be paid entirely in Interest Shares, or (B) elects to pay Interest as Cash Interest or a combination of Cash Interest and Interest Shares and specifies the amount of Interest that shall be paid as Cash Interest and the amount of Interest, if any, that shall be paid in Interest Shares, and (ii) certifies that there has been no Equity Conditions Failure as of such Interest Notice Date.  If there is an Equity Conditions Failure as of the Interest Notice Date, then unless the Company has elected to pay such Interest as Cash Interest, the Interest Notice shall indicate that unless the Holder waives the Equity Conditions, the Interest shall be paid as Cash Interest.  If the Company confirmed the payment of the applicable Interest in Interest Shares, in whole or in part, and if the Equity Conditions were satisfied as of the applicable Interest Notice Date but an Equity Conditions Failure occurred between the applicable Interest Notice Date and any time prior to the applicable Interest Date, the Company shall provide the Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Interest shall be paid in cash.  If the Equity Conditions are not satisfied (or waived in writing by the Holder) during such period, then at the option of the Holder, the Holder may require the Company to pay the amount of Interest payable on the applicable Interest Date as Cash Interest.  Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Common Stock equal to the quotient of (1) the amount of Interest payable on such Interest Date less any Cash Interest paid, and (2) the Company Conversion Price in effect on the applicable Interest Date.

(b)         When any Interest Shares are to be paid on an Interest Date, the Company shall, on the applicable Interest Date (i) (A) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two (2) Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled, and (ii) with respect to each Interest Date, pay to the Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Interest.

(c)          Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date in accordance with Section 3(b)(i).  From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to sixteen and one-half percent (16.5%).  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares.

(3)                                 CONVERSION OF NOTES.  At any time or times after the Issuance Date, this Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a)                                 Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)                                 Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)                                     “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made and (B) accrued and unpaid Interest with respect to such portion of the Principal.

(ii)                                  “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $1.18, subject to adjustment as provided herein.

(c)                                  Mechanics of Conversion.

(i)                                     Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Transfer Agent and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent.  On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (x) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If required by Section 3(c)(iii), within three (3) Business Days following a conversion of this Note, the Holder shall surrender this Note (or deliver an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 18(b)) to the Company.  If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of

Common Stock on the Conversion Date, irrespective of the date such Conversion Shares are credited to the Holder’s account with DTC or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.  In the event that the Holder elects to convert the Company Conversion Amount (as defined in Section 8(a)) prior to the applicable Installment Date as set forth in Section 8(b), the Company Conversion Amount so converted shall be deducted from the final Installment Amounts to be paid hereunder on the final Installment Date, unless the Holder otherwise indicates and allocates among any Installment Dates hereunder in the applicable Conversion Notice.

(ii)                                  Company’s Failure to Timely Convert.  If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC, as applicable, for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the Share Delivery Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each Trading Day of such Conversion Failure in an amount equal to 1.5% of the product of (1) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (2) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.  In addition to the foregoing, if the Company shall fail on or prior to the Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount or on any date of the Company’s obligation to deliver shares of Common Stock as contemplated pursuant to clause (ii) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and deliver such certificate or credit the Holder’s balance account with DTC for the shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of the applicable Conversion Amount shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.

(iii)                               Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon its receipt of a written request to assign or sell all or part of any Registered Note by a Holder, together with any required documentation under the Transaction Documents (as defined in the Securities Purchase Agreement) including any legal opinions, if applicable, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 18.  Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal and Interest, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)                              Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

(d)                                 Limitations on Conversions.

(i)                                     Beneficial Ownership.  The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(ii)                                  Principal Market Regulation.  The Company shall not issue any shares of Common Stock under this Note (whether upon conversion of this Note, as Interest Shares, as payment of any Installment Amount or otherwise), and the Holder shall not have the right to receive any shares of Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue pursuant to the terms of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.  Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion of Notes or as Interest Shares, or as payment of any Installment Amount hereunder or otherwise, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”).  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.  In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(4)                                 RIGHTS UPON EVENT OF DEFAULT.

(a)                                 Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)                                     Intentionally omitted.

(ii)                                  the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(iii)                               the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes, other than pursuant to Section 3(d);

(iv)                              at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(v)                                 the Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption amounts hereunder) or, subject to the delivery of written notice by the Holder to the Company, pursuant to any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(vi)                              any default under, redemption of or acceleration prior to maturity of an aggregate amount of Indebtedness in excess of $1,000,000 of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) other than with respect to any Other Notes;

(vii)                           the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii)                        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(ix)                              a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(x)                                 other than as specifically set forth in another clause of this Section 4(a), the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(xi)                              any breach or failure in any respect to comply with Section 15 of this Note;

(xii)                           the Company shall fail to perform or comply with any covenant or agreement contained in the Control Agreement or any material provision of the Control Agreement shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xiii)                        any bank at which the Collateral Account is maintained shall fail to comply with any material term of the Collateral Agreement or similar agreement to which such bank is a party; or

(xiv)                       any Event of Default (as defined in the Other Notes) occurs with respect to any Indebtedness, including, without limitation, with respect to the Other Notes.

(b)                                 Redemption Right.  Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within two (2) Business Days of such Event of Default deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (an “Event of Default Redemption”) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to require the Company to redeem.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed, multiplied by (B) the Redemption Premium and (ii) the product of (A) the Conversion Rate in effect at such time as the Holder delivers an Event of Default Redemption Notice with respect to the Conversion Amount to be redeemed, multiplied by (B) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding such Event of Default and ending on the date the Holder delivers the Event of Default Redemption Notice (the “Event of Default Redemption Price”).  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.  To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the final Installment Amounts to be paid hereunder on the final Installment Date, unless the Holder otherwise indicates and allocates among any Installment Dates hereunder in the applicable Event of Default Redemption Notice. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Event of Default redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(5)                                  RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)                                  Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing (or, if prior to the consummation of such Fundamental Transaction, such applicable agreement requires the assumption of) all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes then outstanding held by such holder, having similar conversion rights and having similar ranking to the Notes, and satisfactory to the Required Holders.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such conversion price for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), as adjusted in accordance with the provisions of this Note.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b)                                 Redemption Right.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  At any time during the period beginning on the earlier to occur of (x) any oral or written agreement by the Company or any of its Subsidiaries upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control and (y) the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice” and the date the Company receives such notice, the “Change of Control Redemption Notice Date”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Company to redeem.  The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to 100% of the greater of (i) the sum of (A) the Conversion Amount being redeemed and (B) the Make-Whole Amount and (ii) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (x) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the earlier to occur of (1) the consummation of the Change of Control and (2) the public announcement of such Change of Control and ending on the date the Holder delivers the Change of Control Redemption Notice, by (y) the lowest Conversion Price in effect during such period (the “Change of Control Redemption Price”).  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control.  To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.  In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the final Installment Amounts to be paid hereunder on the final Installment Date, unless the Holder otherwise indicates and allocates among any Installment Dates hereunder in the applicable Change of Control Redemption Notice.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(6)                                  DISTRIBUTION OF ASSETS; RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)                                  Distribution of Assets.  If the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or beneficial ownership of such shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b)                                 Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation).

(c)                                  Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders.  The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7)                                  RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)                                  Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(b)                                 Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(c)                                  Voluntary Adjustment By Company. The Company may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(d)                                 Floating Rate Conversion Price.  The Holder may, at any time and from time to time on or after August 15, 2012, notify the Company by so indicating in one or more Conversion Notices of its election to convert all or any portion of the outstanding and unpaid Conversion Amount using a floating rate conversion price equal to 85% of the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date (the “Floating Rate Conversion Price”) in lieu of the Conversion Price then in effect.  The Holder shall not be permitted hereunder to specify any Floating Rate Conversion Price to convert a Conversion Amount that exceeds either (A) in the aggregate as to any given Trading Day, the product of (x) $3,500,000.00 and (y) the Holder Pro Rata Amount or (B) in the aggregate while the Notes are outstanding, the product of (x) $30,000,000.00 and (y) the Holder Pro Rata Amount.  The Company may elect to deliver a written notice (a “Cash Floating Rate Conversion Price Notice”) by facsimile and overnight courier to all, but not less than all, of the holders of Notes no later than the first (1st) day of a calendar month (the “Cash Floating Rate Conversion Price Deadline”) notifying the Holder that to the extent the Holder elects to effect during such calendar month any conversions at the Floating Rate Conversion Price pursuant to this Section 7(d), the Company shall be required to honor such conversions by paying to the Holder cash on or prior to the Share Delivery Date by wire transfer of immediately available funds in an amount equal to 115% of the Conversion Amount so to be converted. For the avoidance of doubt, if the Holder shall not have received a Cash Floating Rate Conversion Price Notice by the applicable Cash Floating Rate Conversion Price Deadline, the Company shall be required to honor such conversions by delivering shares of Common Stock.  Solely for purposes of clarification, in the event that the Holder elects to convert pursuant to this Section 7(d), the Principal amount of the Notes so converted shall be deducted from the final Installment Amounts to be paid hereunder on the final Installment Date, unless the Holder otherwise indicates and allocates among any Installment Dates hereunder in the applicable Conversion Notice(s).

(8)                                  COMPANY CONVERSION OR REDEMPTION.  On each Installment Date, the Company shall pay to the Holder of this Note the Installment Amount due on such date by converting all or some of such Installment Amount into Common Stock, provided there has been no Equity Conditions Failure, in accordance with this Section 8 (a “Company Conversion”); provided, however, that the Company may, at its option following notice to the Holder as set forth below, pay all or some of the Installment Amount by redeeming such Installment Amount in cash (a “Company Redemption”) or by any combination of a Company Conversion and a Company Redemption so long as all of the outstanding applicable Installment Amount due on any Installment Date shall be converted and/or redeemed by the Company on the applicable Installment Date, subject to the provisions of this Section 8.

(a)                                  General.  On or prior to the date which is the tenth (10th) consecutive Trading Day immediately prior to each Installment Date (each, an “Installment Notice Due Date”), the Company shall deliver written notice (each, a “Company Installment Notice” and the date all of the holders receive such notice is referred to as the “Company Installment Notice Date”), to each holder of Notes which Company Installment Notice shall (i) (1) either (A) confirm that the applicable Installment Amount of such holder’s Note shall be converted to Common Stock in whole or in part pursuant to a Company Conversion (such amount to be converted, the “Company Conversion Amount”) or (B) state that the Company elects to redeem for cash, or is required to redeem for cash in accordance with the provisions of the Notes, in whole or in part, the applicable Installment Amount pursuant to a Company Redemption and (2) specify the portion (including Interest, if any, on such amount) which the Company elects or is required to redeem pursuant to a Company Redemption (such amount to be redeemed, the “Company Redemption Amount”) and the portion (including Interest, if any, on such amount) that is the Company Conversion Amount, which amounts, when added together, must equal the applicable Installment Amount and (ii) if the Installment Amount is to be paid, in whole or in part, in Common Stock pursuant to a Company Conversion, certify that the Equity Conditions have been satisfied as of the Company Installment Notice Date.  Each Company Installment Notice shall be irrevocable.  If the Company does not timely deliver a Company Installment Notice in accordance with this Section 8, then the Company shall be deemed to have delivered an irrevocable Company Installment Notice confirming a Company Conversion and shall be deemed to have certified that the Equity Conditions in connection with any such conversion on the Company Installment Notice Date and Installment Date have been satisfied.  Except as expressly provided in this Section 8(a), the Company shall convert and/or redeem the applicable Installment Amount of this Note pursuant to this Section 8 and the corresponding Installment Amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same ratio of the Installment Amount being converted and/or redeemed hereunder.  The Company Conversion Amount (whether set forth in the Company Installment Notice or by operation of this Section 8) shall be converted in accordance with Section 8(b) and the Company Redemption Amount shall be redeemed in accordance with Section 8(c).  Notwithstanding anything herein to the contrary, in the event of any partial conversion or redemption of this Note, the Principal amount converted or redeemed shall be deducted from the final Installment Amounts to be paid hereunder on the final Installment Date, unless the Holder otherwise indicates and allocates among any Installment Dates hereunder in the applicable Conversion Notice or Redemption Notice, as applicable.

(b)         Mechanics of Company Conversion.  When the Company delivers a Company Installment Notice and confirms, or is deemed to have confirmed, in whole or in part, a Company Conversion in accordance with Section 8(a), then on the applicable Installment Date, provided, that the Equity Conditions have been satisfied (or waived in writing by the Holder) on such Installment Date, the Company shall, or shall direct the Transfer Agent to, credit the Holder’s account with DTC (or if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver the Holder a certificate), for a number of shares of Common Stock (the “Installment Shares”) equal to the quotient of (x) the Company Conversion Amount as of the applicable Installment Date divided by (y) the applicable Company Conversion Price.  All Installment Shares shall be fully paid and nonassessable shares of Common Stock (rounded to the nearest whole share).  If the Equity Conditions are not satisfied as of the Company Installment Notice Date, then unless the Company has elected to redeem such Installment Amount, the Company Installment Notice shall indicate that unless the Holder waives the Equity Conditions, the Installment Amount shall be redeemed in cash.  If the Company confirmed (or is deemed to have confirmed by operation of Section 8(a)) the conversion of the applicable Company Conversion Amount, in whole or in part, and there was no Equity Conditions Failure as of the applicable Company Installment Notice Date (or is deemed to have certified that the Equity Conditions in connection with any such conversion have been satisfied by operation of Section 8(a)) but an Equity Conditions Failure occurred between the applicable Company Installment Notice Date and any time through the applicable Installment Date, the Company shall provide the Holder a subsequent notice to that effect.  If the Equity Conditions are not satisfied (or waived in writing by the Holder) during such period, then at the option of the Holder designated in writing to the Company, the Holder may require the Company to do either one or both of the following: (i) the Company shall redeem all or any part designated by the Holder of the Company Conversion Amount (such designated amount is referred to as the “First Redemption Amount”) on such Installment Date and the Company shall pay to the Holder within three (3) Business Days of such Installment Date, by wire transfer of immediately available funds, an amount in cash equal to 125% of such First Redemption Amount and/or (ii) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such amount of the Company Conversion Amount with such Company Conversion Amount added to the final Installment Date, unless the Holder otherwise indicates; provided, however, that the Conversion Price for such unconverted Company Conversion Amount shall thereafter be adjusted to equal the lesser of (1) the Company Conversion Price as in effect on the date on which the Holder voided the Company Conversion and (2) the Company Conversion Price as in effect on the date on which the Holder delivers a Conversion Notice relating thereto.  If the Company fails to redeem any First Redemption Amount by the third (3rd) Business Day following the applicable Installment Date by payment of such amount on the applicable Installment Date, then the Holder shall have the rights set forth in Section 12(a) as if the Company failed to pay the applicable Company Installment Redemption Price (as defined below) and all other rights under this Note (including, without limitation, such failure constituting an Event of Default described in Section 4(a)(v)).  Notwithstanding anything to the contrary in this Section 8(b), but subject to the limitations set forth in Section 3(d), until the Company issues and delivers a certificate, or credits the Holder’s account with DTC, for the shares of Common Stock representing the Company Conversion Amount to the Holder, the Company Conversion Amount may be converted by the Holder into Common Stock pursuant to Section 3.  In the event that the Holder elects to convert the Company Conversion Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Conversion Amount so converted shall be deducted from the final Installment Amounts to be paid hereunder on the final Installment Date, unless the Holder otherwise indicates and allocates among any Installment Dates hereunder in the applicable Conversion Notice.

(c)          Mechanics of Company Redemption.  If the Company elects a Company Redemption in accordance with Section 8, then the Company Redemption Amount which is to be paid to the Holder on the applicable Installment Date shall be redeemed by the Company and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds, an amount in cash (the “Company Installment Redemption Price”) equal to 100% of the Company Redemption Amount.  If the Company fails to redeem the Company Redemption Amount on the applicable Installment Date by payment of the Company Installment Redemption Price on such date, then at the option of the Holder designated in writing to the Company (any such designation shall be deemed a “Conversion Notice” pursuant to Section 3(c) for purposes of this Note), (i) the Holder shall have the rights set forth in Section 12(a) as if the Company failed to pay the applicable Company Installment Redemption Price and all other rights as a Holder of Notes (including, without limitation, such failure constituting an Event of Default described in Section 4(a)(v)) and (ii) the Holder may require the Company to convert all or any part of the Company Redemption Amount at the Company Conversion Price as in effect on the applicable Installment Date.  Conversions required by this Section 8(c) shall be made in accordance with the provisions of Section 3(c).  Notwithstanding anything to the contrary in this Section 8(c), but subject to Section 3(d), until the Company Installment Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.  In the event the Holder elects to convert all or any portion of the Company Redemption Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Redemption Amount so converted shall be deducted from the final Installment Amounts to be paid hereunder on the final Installment Date, unless the Holder otherwise indicates and allocates among any Installment Dates hereunder in the applicable Conversion Notice.

(9)                                  OPTIONAL REDEMPTION AT THE HOLDER’S ELECTION.  If (i) the Company has not obtained both the Stockholder Approval and the Authorized Share Stockholder Approval (each as defined in the Securities Purchase Agreement) on or prior to June 30, 2012 or (ii) the Initial Registration Statement (as defined in the Registration Rights Agreement) has not been declared effective on or prior to the ninetieth (90th) day after the Subscription Date registering at least the Initial Required Registration Amount of the Initial Registrable Securities (each as defined in the Registration Rights Agreement), but in no event registering less than one-third (1/3) of the Company’s Common Stock held by non-affiliates immediately prior to the Subscription Date, the Holder shall have the right, at any time thereafter, in its sole discretion, to require that the Company redeem all or any portion of a maximum of such Holder’s Pro Rata Amount of $25,000,000.00 of the outstanding aggregate Principal amount of this Note then outstanding (a “Holder Optional Redemption”) by delivering written notice thereof (a “Holder Optional Redemption Notice” and the date the Holder delivers such notice, the “Holder Optional Redemption Notice Date”) to the Company which notice shall state (i) the portion of this Note that is being redeemed up to the such Holder’s Pro Rata Amount of $25,000,000.00 and (ii) the date on which the Holder Optional Redemption shall occur which date shall be not less than five (5) Business Days from the Holder Optional Redemption Notice Date (the “Holder Optional

Redemption Date”).  The portion of this Note subject to redemption pursuant to this Section 9 shall be redeemed by the Company in cash at a price (the “Holder Optional Redemption Price”) equal to 100% of the Conversion Amount being redeemed together with any accrued and unpaid Interest on such Conversion Amount and Interest through the Holder Optional Redemption Date.  On the Holder Optional Redemption Date the Company shall deliver or shall cause to be delivered to the Holder the Holder Optional Redemption Price in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company.  If (i) both the Stockholder Approval and the Authorized share Stockholder Approval are obtained on or prior to June 30, 2012 and (ii) the Initial Registration Statement has been declared effective on or prior to the ninetieth (90th) day after the Subscription Date registering at least the Initial Required Registration Amount of the Initial Registrable Securities, but in no event registering less than one-third (1/3) of the Company’s Common Stock held by non-affiliates immediately prior to the Subscription Date, the Holder shall consent to release the funds in the Control Account pursuant to the terms and conditions of the Control Agreement.  Holder Optional Redemptions made pursuant to this Section 9 shall be made in accordance with Section 12.

(10)                            NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11)                            RESERVATION OF AUTHORIZED SHARES.

(a)                                  Reservation.  The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 200% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date.  So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 200% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by this sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)                                 Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall either (x) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and provide each stockholder with an information statement with respect thereto or (y) hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(12)                            REDEMPTIONS.

(a)                                  Mechanics.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice (the “Event of Default Redemption Date”).  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder within thirty (30) days of the Change of Control Redemption Notice Date, provided, that the Change of Control Redemption Price shall be delivered concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control to the extent thirty (30) days have elapsed since the Change of Control Redemption Notice Date (such date, the “Change of Control Redemption Date”).  The Company shall deliver the applicable Company Installment Redemption Price to the Holder on the applicable Installment Date.  The Company shall deliver the Holder Optional Redemption Price to the Holder on the Holder Optional Redemption Date.  The Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds on the applicable due date.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid.  Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount to be redeemed and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Sale Price of the shares of Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided.

(b)                                 Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(a) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13)                            VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

(14)                            INTENTIONALLY OMITTED.

(15)                            COVENANTS.

(a)                                  Rank.  All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Senior Indebtedness.

(b)                                 Incurrence of Indebtedness.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(c)                                  Existence of Liens.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)                                 Cash Dividend.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, declare or pay any cash dividends or distributions on any Equity Interests of the Company or of its Subsidiaries.

(e)                                  Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or Cash Equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note, the Other Notes and the Permitted Senior Indebtedness), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(f)                                    Restriction on Redemption.  Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem or repurchase its Equity Interests, or permit any Subsidiary to redeem or repurchase its Equity Interests, without in each case the prior express written consent of the Required Holders.

(g)                                 Change in Nature of Business.  The Company shall not make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in the Company’s most recent annual report filed on Form 10-K with the SEC.  The Company shall not modify its corporate structure or purpose.

(h)                                 Intellectual Property.  Except as permitted by the Credit Agreement, the Company shall not, and the Company shall not permit any of its Subsidiaries, directly or indirectly, to encumber or allow any Liens on, any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Company and its Subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, other than Permitted Liens.

(i)                                     Preservation of Existence, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect (as defined in the Securities Purchase Agreement).

(j)                                     Maintenance of Properties, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

(k)                                  Maintenance of Insurance.  The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(l)                                     Transactions with Affiliates.  The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(m)                               Control Account.  Until the Company shall have obtained the Stockholder Approval, the Company shall (i) establish and maintain in existence the Collateral Account which shall at all times be subject to the Control Agreement and (ii) maintain on deposit in or to the credit of the Collateral Account cash and Cash Equivalents in an aggregate amount equal to not less than $25,000,000.00.

(n)                                 Minimum Cash Balance.  For as long as any Notes are outstanding, the Company shall maintain on deposit cash in an aggregate amount equal to not less than $40,000,000.

(o)                                 Capital Expenditures.  So long as any Notes are outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries to exceed $35,000,000 for the fiscal year ended December 31, 2012.

(p)                                 Financings.  No later than six (6) months after the Issuance Date, the Company shall have completed one or more Subsequent Placements (as defined in the Securities Purchase Agreement) for an aggregate offering price of at least $30,000,000.00.

(16)                            VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The written consent of the Required Holders shall be required for any change or amendment to the Notes; provided that any such amendment or waiver that complies with the foregoing but that disproportionately, materially and adversely affects the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders shall require the prior written consent of such adversely affected Holder.

(17)                            TRANSFER.  This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement and applicable securities laws.

(18)                            REISSUANCE OF THIS NOTE.

(a)                                  Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)                                 Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c)                                  Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)                                 Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the

Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest, if any, on the Principal of this Note, from the Issuance Date.

(19)                            REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20)                            PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(21)                            CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.  Terms used in this Note but defined in the other Transaction Documents (as defined in the Securities Purchase Agreement) shall have the meanings ascribed to such terms on the Initial Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

(22)                            FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23)                            DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1)

Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed.  The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(24)                            NOTICES; PAYMENTS.

(a)                                  Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)                                 Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(25)                            CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(26)                            WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(27)                            GOVERNING LAW; JURISDICTION; JURY TRIAL.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(28)                            SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(29)                            THIRD PARTY SUBORDINATION.  Notwithstanding anything to the contrary set forth in this Note, and for so long as the Permitted Senior Indebtedness is outstanding (including, without limitation, during the pendency of any bankruptcy, insolvency or other reorganization or similar proceeding), this Note and the liens, if any, created hereunder shall at all times remain subject, subordinate and inferior to the extent hereinafter set forth to any and all liens and rights of the Permitted Senior Indebtedness holders until the Permitted Senior Indebtedness shall have been paid in full in cash (other than inchoate indemnity obligations) and performed in full pursuant to terms thereof and all liens pursuant to the Permitted Senior Indebtedness have been released and discharged.  The priority of any Permitted Senior Indebtedness over the obligations under this Note shall be effective without reference to time, order or method of attachment of the security interests and liens of the Permitted Senior Indebtedness or the security interest and liens, if any, on any property of the Company held by Holders.  Notwithstanding anything to the contrary set forth in this Note, unless and until the Permitted Senior Indebtedness shall have been paid in full in cash (other than inchoate indemnity obligations) and performed in full and all liens under the Permitted Senior Indebtedness shall have been released and discharged, no Holder, its designee or assignee shall have the right to commence a foreclosure action, provided, that nothing shall prevent the Holder, its designee or assignee from (a) receiving any payments under the Notes when due, including, without limitation, any cash deposited in the Collateral Account or (b) exercising its other rights and remedies hereunder.  Each Holder expressly agrees and acknowledges that the holders of Permitted Senior Indebtedness (and any agent or agents on their behalf pursuant to the terms of the Permitted Senior Indebtedness documents) are and shall be third-party beneficiaries of this provision and may enforce this provision to the fullest extent of the law.  Notwithstanding anything to the contrary contained herein, the foregoing provisions of this Section 29 shall not prohibit the Company from making any cash or stock payments pursuant to the terms of the Notes.

(30)                            CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)                                  “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b)                                 “Approved Stock Plan” means any employee benefit or incentive plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(c)                                  “Bloomberg” means Bloomberg Financial Markets.

(d)                                 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)                                  “Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed (including pursuant to a Capitalized Lease).

(f)                                    “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

(g)                                 “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof, (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s, (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and a Thomson Bank Watch Rating of “BBB” or better, (d) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, and (e) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within six months from the date of acquisition thereof.

(h)                                 “Change of Control” means any Fundamental Transaction other than (i) any such transaction in which holders of the Company’s voting power immediately prior to such transaction continue after such transaction to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities after such transaction or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(i)                                     “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly the Pink OTC Markets Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(j)                                     “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(k)                                  “Collateral Account” means a separate securities and/or deposit account established and maintained by the Company with a financial institution satisfactory to the Buyer’s Representative (as defined in the Securities Purchase Agreement) in which the Buyer’s Representative has exclusive dominion and control in accordance with the terms of the Control Agreement.

(l)                                     “Control Agreement” means a Deposit Account Control Agreement or Securities Account Control Agreement, among the Company, the Buyer’s Representative (as defined in the Securities Purchase Agreement) and a bank acceptable to the Buyer’s Representative, as depository bank and/or securities intermediary, and any other agreement providing to the Buyer’s Representative “control” of the Collateral Account within the meaning of Articles 8 and 9 or the Uniform Commercial Code, all in form and substance satisfactory to the Buyer’s Representative.

(m)                               “Company Conversion Price” means, with respect to any Interest Date or Installment Date, as applicable, that price which shall be the lower of (i) the then applicable Conversion Price and (ii) the Market Price as of the applicable Interest Date or Installment Date.

(n)                                 “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(o)                                 “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(p)                                 “Credit Agreement” means that certain Credit Agreement dated as of September 30, 2011 by and among the Company, A123 Securities Corporation, a Massachusetts corporation, the several banks and other financial institutions or entities from time to time parties to the Agreement (the “Lenders”), Silicon Valley Bank, a California corporation, as the Issuing Lender and the Swingline Lender and as administrative agent for the Lenders, as in effect on the Subscription Date

(q)                                 “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., NYSE Amex Equities or The NASDAQ Global Market.

(r)                                    “Equity Conditions” means each of the following conditions:  (i) either (x) the Registration Statement (as defined in the Registration Rights Agreement, the “Registration Statement”) filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of (1) all remaining Initial Required Registration Amount of Registrable Securities (each as defined in the Registration Rights Agreement) and (2) the shares of Common Stock as to which the determination pursuant to Section 1 or Section 8, as applicable, is being made, in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) (1) the Initial Required Registration Amount of Registrable Securities and (2) the shares of Common Stock as to which the determination pursuant to Section 1 or Section 8, as applicable, is being made, shall be eligible for sale without restriction pursuant to Rule 144 and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the period beginning fifteen (15) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”) the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market be pending in writing by such exchange or market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered shares of Common Stock upon conversion of the Notes and upon exercise of the Warrants to the holders on a timely basis as set forth in Section 3(c) hereof (and analogous provisions under the Other Notes) and Section 1(a) of the Warrants; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d)(i) and (ii) hereof and the rules or regulations of the Principal Market or any other applicable Eligible Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all (1) the Initial Required Registration Amount of Registrable Securities and (2) the shares of Common Stock as to which the determination pursuant to Section 1 or Section 8, as applicable, is being made, in accordance with the terms of the Registration Rights Agreement or (y) (1) any Initial Required Registration Amount of Registrable Securities and (2) any shares of Common Stock as to which the determination pursuant to Section 1 or Section 8, as applicable, is being made, not to be eligible for sale without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the 1933 Act and any applicable state securities laws; (viii) during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; (ix) on each Trading Day during the Equity Conditions Measuring Period, the Weighted Average Price shall not have been below $0.80 (as adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction after the Subscription Date); (x) the daily dollar trading volume of the Common Stock as reported by Bloomberg L.P. for each Trading Day during the Equity Conditions Measuring Period shall be at least $750,000; (xi) the shares of Common Stock issuable pursuant to Section 1 or Section 8, as applicable, shall be duly authorized; and (xii) no Holder shall be in possession of any material non-public information received from the Company, any Subsidiary or its respective agents or affiliates.

(s)                                  “Equity Conditions Failure” means that on any day during the period commencing ten (10) Trading Days prior to the applicable date of determination through the applicable date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(t)                                    “Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(u)                                 “Fundamental Transaction” means that (A) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its Subsidiaries to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify the Voting Stock of the Company or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock or (y) 50% or more of the shares of Voting Stock of the Company not held by such Person or Persons as of the date hereof.

(v)                                 “GAAP” means United States generally accepted accounting principles, consistently applied.

(w)                               “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the Principal amount of this Note on the Closing Date and (ii) the denominator of which is the aggregate principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement on the Closing Date.

(x)                                   “Holiday” means a day other than a Business Day or on which trading does not take place on the Principal Market.

(y)                                 “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(z)                                   “Installment Amount” means with respect to each Installment Date, an amount equal to the sum of (i) the lesser of (A) (1) solely with respect to the Installment Dates occurring on July 1, 2012 and July 15, 2012, the product of (x) $3,571,428.58, multiplied by (y) the Holder Pro Rata Amount and (2) with respect to every other Installment Date, the product of (x) $1,785,714.29, multiplied by (y) the Holder Pro Rata Amount; provided, however, that from and after July 16, 2012 if the arithmetic average of the Weighted Average Prices for the Trading Days during the four (4) consecutive Trading Day period ending two (2) Trading Days immediately preceding the applicable Installment Date (the “Installment Increase Measuring Period”) exceeds $0.71 (as adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction after the Subscription Date and during such period), the Holder shall be entitled to deliver one or more written notices (each, an “Installment Amount Notice”) to the Company at any time after the completion of the Installment Increase Measuring Period but no later than the end of the Trading Day immediately preceding the applicable Installment Date specifying its election to increase the amount set forth in this clause (A) solely with respect to the Installment Amount on such Installment Date by up to an aggregate for all such notices of one hundred percent (100%) and (B) the Principal amount outstanding on such Installment Date and (ii) accrued and unpaid Interest with respect to such Principal, as any such Installment Amount for each Holder may be reduced pursuant to the terms hereof, whether upon conversion, redemption or otherwise. In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of each unpaid Installment Amount hereunder.  In the event the Holder elects to increase the Installment Amount with respect to an Installment Date as set forth in clause (i)(A) hereof, the Principal amount redeemed shall be deducted from the final Installment Amounts to be paid hereunder on the final Installment Date, unless the Holder otherwise indicates and allocates among any Installment Dates hereunder in the applicable Installment Amount Notice.

(aa)                            “Installment Date” means July 1, 2012, July 15, 2012 and every first (1st) and fifteenth (15th) day of each calendar month thereafter or, if any such date falls on a Holiday, the next day that is not a Holiday.

(bb)                          “Interest Notice Due Date” means the tenth (10th) Trading Day prior to the applicable Interest Date.

(cc)                            “Interest Rate” means 6.00% per annum, subject to adjustment as set forth in Section 2.

(dd)                          “Make-Whole Amount” means, as to any Change of Control Redemption Price on any Change of Control Redemption Date, the amount equal to any Interest that, but for the Holder’s exercise of its redemption right pursuant to Sections 5(b) and 12, would have accrued with respect to the Conversion Amount being redeemed under this Note at the Interest Rate (assuming the Interest Rate then in effect as of the applicable Change of Control Redemption Date is the Interest Rate through the Maturity Date) for the period from the applicable Change of Control Redemption Date through the Maturity Date.

(ee)                            “Market Price” means 82% of the lower of (i) the arithmetic average of the Weighted Average Prices of the Common Stock for each of the five (5) consecutive Trading Days immediately preceding the applicable date of determination and (ii) the Weighted Average Price on the Trading Day immediately preceding the applicable date of determination.  All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction during such period.

(ff)                                “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(gg)                          “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(hh)                          “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Required Holders and approved by the Required Holders in writing, and which Indebtedness does not provide at any time for (A) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (B) total interest and fees at a rate in excess of 6.00% per annum, (iii) Indebtedness secured by Permitted Liens described in clauses (iv) and (v) of the definition of Permitted Liens and (iv) Permitted Senior Indebtedness.

(ii)                                  “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(ix) and (ix) Liens in effect on the Subscription Date securing the Permitted Senior Indebtedness as set forth on Schedule 3(s) of the Securities Purchase Agreement.

(jj)                                  “Permitted Senior Indebtedness” means Indebtedness incurred with respect to the Company’s existing credit facility pursuant to the Credit Agreement or any replacement thereof upon terms and conditions that are customary for lines of credit; provided, however, that no such replacement credit facility shall provide for the issuance of equity linked securities or for the issuance of securities convertible into or exercisable or exchangeable for Common Stock; provided, further, that the aggregate outstanding amount of such Indebtedness outstanding at any time as permitted pursuant hereto does not at any time exceed $75,000,000.

(kk)                            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ll)                                  “Principal Market” means The NASDAQ Global Select Market.

(mm)                      “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, the Company Installment Notices and the Holder Optional Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(nn)                          “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a) (other than Sections 4(a)(vii) and 4(a)(viii)), 125% or (ii) in the case of the Events of Default described in Sections 4(a)(vii) and 4(a)(viii), 100%.

(oo)                          “Redemption Prices” means, collectively, the Event of Default Redemption Price, the Change of Control Redemption Price, the Company Installment Redemption Price and the Holder Optional Redemption Price, each of the foregoing, individually, a Redemption Price.

(pp)                          “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes and exercise of the Warrants.

(qq)                          “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(rr)                                “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(ss)                            “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes and Warrants, as may be amended from time to time.

(tt)                                “Subscription Date” means May 11, 2012.

(uu)                          “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(vv)                          “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(ww)                      “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(xx)                              “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(yy)                          “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(31)                            DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

A123 SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT I

A123 SYSTEMS, INC.

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by A123 Systems, Inc., a Delaware corporation (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

Installment Amounts to be reduced and amount of reduction

Floating Rate Conversion Price in accordance with Section 7(d)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated May     , 2012 from the Company and acknowledged and agreed to by American Stock Transfer & Trust.

A123 SYSTEMS, INC.

By:
Name:
Title: